SOUTHWEST AIRLINES REPORTS RECORD FOURTH QUARTER AND ANNUAL PROFIT;
45th CONSECUTIVE YEAR OF PROFITABILITY

DALLAS, TEXAS - January 25, 2018 - Southwest Airlines Co. (NYSE: LUV) (the “Company”) today reported its fourth quarter and annual 2017 results:

•	Record fourth quarter net income and earnings per diluted share of $1.9 billion and $3.18, respectively

•	Excluding special items[1], fourth quarter net income of $459 million, or $.77 per diluted share

•	Record annual net income and earnings per diluted share of $3.5 billion and $5.79, respectively

•	Excluding special items[1], annual net income of $2.1 billion, or $3.50 per diluted share

•	Annual operating income of $3.5 billion, resulting in an operating margin[2] of 16.6 percent, or 16.3 percent, excluding special items[3]

•	Annual operating cash flow of $3.9 billion, and annual free cash flow[1] of $1.8 billion

•	Returned approximately $1.9 billion to Shareholders through a combination of $274 million in dividends and $1.6 billion in share repurchases

•	Annual return on invested capital (ROIC)[1] of 25.9 percent

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "Our strong fourth quarter earnings performance capped another year of extraordinary achievements, including 45 straight years of profitability. Last week, for the 24th consecutive year, Southwest was named to FORTUNE's 2018 list of World's Most Admired Companies. I want to thank our People for their exceptional results and congratulate them on this outstanding honor.

"Our strong profits, cash flow, and financial position enabled us to deploy capital wisely and sustain high returns on invested capital. We made significant progress modernizing our fleet, investing in technology and facilities, and returning value in excess of our free cash flow1 to Shareholders. We celebrated several notable milestones during 2017, including the implementation of our new reservation system; the retirement of our Boeing 737-300 Classic fleet; the launch of the new Boeing 737 MAX 8; the launch of service to Cincinnati, Grand Cayman, and Turks & Caicos; and the announcement of our commitment to serve Hawaii. Our Employees delivered another outstanding year of operational Reliability and Hospitality, including the best baggage delivery rates in our history. These achievements are significant, especially considering the backdrop of unprecedented natural disasters and the competitive industry environment. As ever, the Warrior Spirits and fortitude of our People resulted in an outstanding overall 2017 performance, which earned them $543 million in profitsharing during 2017.

"We applaud Congress and the President for the tax reform legislation passed on December 22, 2017. We celebrated the passage of tax reform with our Employees through a $1,000 per person cash bonus paid on January 8, 2018. We also announced an incremental donation to charitable causes and an additional investment in our fleet to support future growth opportunities and fleet modernization. The tax reform is very meaningful to Southwest Airlines, reducing our 2017 deferred tax liability by $1.4 billion. Based on our current outlook, the reduction in the statutory federal rate will result in hundreds of millions in tax savings, which will significantly boost our earnings in 2018.

"As we look to realize ongoing benefits of modernizing our fleet and optimizing our route network, we are enthusiastic about our ability to leverage our strengths and scale to meet Customer demand. We are pleased with the progress made thus far to obtain authorization from the Federal Aviation Administration for Extended Operations (ETOPS) to operate between the mainland and the Hawaiian Islands later this year. In addition, as a complement to our more than forty flights a day to 15 cities nonstop from Seattle-Tacoma International Airport, today we announce our commitment to launch up to five daily flights4 at a new commercial aircraft facility at Paine Field in Everett, Washington, scheduled to be completed later this year.

"We begin 2018 focused on our goal to expand margins and profits, excluding special items1. Our balance sheet and liquidity remain strong, with manageable debt service and capital spending this year. Our 2018 growth plans effectively replace Classics retired last year and further strengthen our robust route network. Based on the current outlook and our commercial initiatives and objectives, our goal remains to achieve positive unit revenue growth in 2018, year-over-year. We continue to expect our new reservation system to produce incremental improvements in pre-tax results of approximately $200 million in 2018, primarily from enhanced revenue management capabilities. We remain focused on improving our productivity and reliability and reducing our year-over-year operating costs per available seat mile, excluding fuel and oil expense, profitsharing expense, and special items1, in 2018. Overall, our strong financial performance, solid outlook, healthy balance sheet, and significantly lower federal income taxes, provide the cash flow to continue to reward our Employees, keep our costs and fares low for our Customers, reinvest in our business, return value to our Shareholders, and support our communities."

Notable 2017 accomplishments for the Company include:

•	Achieved 45th consecutive year of profitability

•	Employees earned $543 million in profitsharing

•	Strengthened its investment-grade credit rating with an upgrade to A3 with Moody's Investors Service and an upgrade to BBB+ with Standard & Poor's

•	Deployed the largest technology initiative in its history with the achievement of a new reservation system

•	Completed the early retirement of the remaining Boeing 737-300 Classic aircraft

•	Introduced the Boeing 737 MAX 8 into its fleet

•	Revised its Boeing delivery schedule to support future growth opportunities and continued fleet modernization

•	Opened the newly revitalized and enhanced Terminal 1 at Fort Lauderdale-Hollywood International Airport to support expanded international flying from South Florida

•	Consolidated its Ohio operations and launched service at Cincinnati/Northern Kentucky International Airport

•	Launched service to Grand Cayman and Turks & Caicos Islands, ending the year with service to 14 international destinations in 10 countries

•
Launched international service from Oakland International Airport, San Diego International Airport, Nashville International Airport, and St. Louis Lambert International Airport, ending the year with 16 international gateway airports from the 48 contiguous states

•	Announced plans to begin selling tickets in 2018 for service to Hawaii

•	Ratified a collective bargaining agreement with the Facilities Maintenance Technicians

•
Received numerous awards and recognitions, including being ranked #1 in the U.S. Department of Transportation Customer Satisfaction ranking for 2016; named Domestic Carrier of the Year by the Airforwarders Association for the 8th consecutive year; ranked the highest Low-Cost Carrier in the J.D. Power 2017 North America Airline Satisfaction Study; named one of Corporate Responsibility's 100 Best Corporate Citizens 2017; recognized by Express Delivery and Logistics Association with the 2016 Express Cargo Standard of Excellence award; received Readers' Pick  for Best Frequent Flyer Program (U.S.) for its Rapid Rewards® Program by

SmarterTravel; ranked among the Best Airline Rewards Programs by U.S. News & World Report; named one of Glassdoor’s Best Places to Work for the 9th consecutive year; named Program of the Year for its Rapid Rewards Program and recognized for providing the Best Loyalty Credit Card, the Best Airline Redemption Ability, and for the 5th consecutive year, the Best Customer Service by the Freddie Awards; and designated as a 2017 Most Valuable Employer for military by Recruit Military, as well as a Best Employer in Forbes' 2017 list

Revenue Results and Outlook
The Company's fourth quarter 2017 total operating revenues were a fourth quarter record $5.3 billion, driven largely by record fourth quarter passenger revenues of $4.7 billion. As compared with fourth quarter 2016, total operating revenues increased 3.9 percent on a 2.0 percent increase in available seat miles, resulting in a 1.9 percent increase in operating unit revenues (RASM). Strong passenger demand resulted in a fourth quarter record 85.0 percent load factor, while fourth quarter passenger revenue yield decreased 0.1 percent, year-over-year. Passenger bookings and revenues for first quarter 2018, thus far, are solid. Based on these trends and the current outlook, the Company expects first quarter 2018 RASM to increase in the one to two percent range, as compared with first quarter 2017.

Beginning January 1, 2018, the Company expects to adopt Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, and plans to utilize the full retrospective method of adoption allowed by the standard. The Company is in the process of completing its analysis of information necessary to recast prior period results, in order to provide comparative results in all periods presented. As such, the Company’s current forward-looking guidance for 2018 revenue trends excludes any impact associated with the adoption of ASU No. 2014-09.

Annual 2017 total operating revenues increased 3.7 percent, year-over-year, to a record $21.2 billion due to strong passenger demand for low fares, resulting in a 0.1 percent increase in RASM.

Cost Performance and Outlook
Fourth quarter 2017 total operating expenses increased 6.4 percent to $4.5 billion, and increased 4.3 percent on a unit basis, as compared with fourth quarter 2016. Excluding special items1 in both periods, which primarily related to the Company's fuel hedge derivative contracts, fourth quarter 2017 total operating expenses increased 5.1 percent to $4.5 billion, and increased 3.0 percent on a unit basis, year-over-year.

Fourth quarter 2017 economic fuel costs1 were $2.09 per gallon, including $.19 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $2.07 per gallon in fourth quarter 2016, including $.50 per gallon in unfavorable cash settlements from fuel derivative contracts. Annual 2017 economic fuel costs1 of $2.00 per gallon increased 4.2 percent, as compared with 2016.

Beginning January 1, 2018, in accordance with the Company's planned early adoption of ASU No. 2017-12, Targeting Improvements to Accounting for Hedging Activities, the Company will report fuel hedging premium expense within Fuel and oil expense rather than within Other (gains) and losses, net, on the Income Statement. Based on the Company's existing fuel derivative contracts and market prices as of January 19, 2018, first quarter 2018 economic fuel costs1 are estimated to be in the $2.10 to $2.15 per gallon range5. This compares with both first quarter 2017's economic fuel cost1 of $2.03 per gallon, which will be recast from $1.96 per gallon, as reported, and fourth quarter 2017's economic fuel cost1 of $2.16 per gallon, which will be recast from $2.09 per gallon, as reported. Fuel hedging premium expense of approximately $34 million, or $.07 per gallon, is included in the first quarter 2018 estimated guidance range and also in the recast per-gallon prices for first and fourth quarters, 2017.

The Company's annual 2018 economic fuel costs1 are currently estimated to be in the $2.10 to $2.15 per gallon range5, which is an approximate two percent increase from 2017's annual economic fuel costs1 per gallon, including approximately $135 million, or $.06 per gallon, of fuel hedging premium expense in both years. The Company estimates an improvement in 2018 available seat miles per gallon, or fuel efficiency, in the two to three percent range, year-over-year, driven primarily by the retirement of the Boeing 737-300 Classic aircraft and the addition of the more fuel-efficient Boeing 737 MAX 8 aircraft.

As of January 19, 2018, the fair market value of the Company's fuel derivative contracts settling in first quarter 2018 was a net asset of approximately $31 million, and a net asset of approximately $102 million for those settling over the remainder of 2018. In addition, the fair market value of the hedge portfolio settling in 2019 and beyond was a net asset of approximately $169 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items1 in both periods, fourth quarter 2017 operating expenses increased 6.2 percent, as compared with fourth quarter 2016. Fourth quarter 2017 profitsharing expense was $115 million, compared with $123 million in fourth quarter 2016. Excluding fuel and oil expense, profitsharing expense, and special items1, fourth quarter 2017 operating expenses increased 6.7 percent, and increased 4.6 percent on a unit basis, both year-over-year. These increases were driven primarily by increases in salaries, wages, and benefits including the tax reform Employee bonus of approximately $70 million, a litigation settlement, a shift in advertising spend from third quarter 2017, incremental costs associated with technology investments including ETOPS authorization in preparation for Hawaii, and an incremental charitable contribution following the passage of tax reform. Based on current cost trends, first quarter 2018 unit costs, excluding fuel and oil expense, profitsharing expense, and special items1, are estimated to increase in the range of 0.5 to 1.5 percent6, year-over-year.

Annual 2017 total operating expenses increased 5.9 percent to $17.7 billion, and increased 2.3 percent on a unit basis, year-over-year. Excluding fuel and oil expense, profitsharing expense, and special items1, annual 2017 total operating expenses increased 8.7 percent, and increased 4.9 percent on a unit basis, both year-over-year, primarily due to increases in salaries, wages, and benefits, and airport landing fees and rentals. Based on current cost trends, annual 2018 unit costs, excluding fuel and oil expense, profitsharing expense, and special items1, are estimated to be in the range of flat to down one percent6, year-over-year.

Fourth Quarter and Annual Results
Fourth quarter 2017 operating income was $773 million, compared with $846 million in fourth quarter 2016. Excluding special items1, fourth quarter 2017 operating income was $746 million, compared with $768 million in fourth quarter 2016.

Other expenses in fourth quarter 2017 were $36 million, compared with $37 million in fourth quarter 2016, which included other losses recognized of $28 million and $26 million, respectively. In both periods, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are treated as special items. Excluding these special items1, fourth quarter 2017 had $31 million in other losses, compared with $43 million in fourth quarter 2016, primarily attributable to fuel hedging premium expenses associated with the Company's fuel derivative contracts. Net interest expense in fourth quarter 2017 was $8 million, compared with $11 million in fourth quarter 2016.

Fourth quarter 2017 net income was a quarterly record $1.9 billion, or a quarterly record $3.18 per diluted share, compared with fourth quarter 2016 net income of $522 million, or $.84 per diluted share. Fourth quarter 2017 net income was positively impacted by a $1.4 billion tax benefit due to tax reform legislation, which was recorded as a result of the difference in tax rates in effect when income tax expense was accrued, as compared with the rates expected to be in effect when the income taxes will be paid. This non-cash tax benefit effectively reduces the Company's deferred tax liability on its Balance Sheet as of December 31, 2017. Excluding this and other special items1, fourth quarter 2017 net income was $459 million, or $.77 per diluted share, compared with fourth quarter 2016 net income of $463 million, or $.75 per diluted share, and the First Call fourth quarter 2017 consensus estimate of $.76 per diluted share.

Annual 2017 operating income was $3.5 billion, compared with $3.8 billion in 2016. Excluding special items1, annual 2017 operating income was $3.5 billion, compared with $4.0 billion in 2016. Annual 2017 net income was a record $3.5 billion, or a record $5.79 per diluted share, compared with annual 2016 net income of $2.2 billion, or $3.55 per diluted share. Excluding special items1, annual 2017 net income was $2.1 billion, or $3.50 per diluted share, compared with $2.4 billion, or $3.75 per diluted share in 2016. The Company's annual 2017 effective tax rate was (7.3) percent. Excluding the impact of the fourth quarter 2017 $1.4 billion tax benefit due to tax reform legislation, and other special items1, annual 2017 effective tax rate was approximately 36 percent. For full year 2018, the Company estimates its effective tax rate to be in the 23 to 23.5 percent range, as a result of a lower corporate tax rate, and including the estimated impact of state taxes.

Liquidity and Capital Deployment
As of December 31, 2017, the Company had approximately $3.3 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. For 2017, net cash provided by operations was $3.9 billion, and capital expenditures were $2.1 billion, resulting in free cash flow1 of $1.8 billion. Annual 2017 capital expenditures were lower than expected primarily due to approximately $115 million of capital investments that shifted from 2017 into 2018. The Company currently estimates its 2018 capital expenditures will be approximately $1.9 billion. The Company repaid $592 million in debt and capital lease obligations during 2017, and is currently scheduled to repay approximately $337 million in debt and capital lease obligations during 2018. During fourth quarter 2017, the Company issued $300 million of unsecured notes due in 2022 and $300 million of unsecured notes due in 2027.

In 2017, the Company returned approximately $1.9 billion to its Shareholders through the payment of $274 million in dividends and the repurchase of approximately 26.7 million shares of common stock for $1.6 billion. During fourth quarter 2017, the Company returned $350 million to its Shareholders through the repurchase of common stock. The Company repurchased $250 million in common stock pursuant to an Accelerated Share Repurchase (ASR) program launched during fourth quarter 2017 and received approximately 3.32 million shares, representing an estimated 75 percent of the shares expected to be repurchased under that ASR program. Additionally, the Company repurchased approximately 1.63 million shares during fourth quarter 2017 through $100 million in open market transactions. During fourth quarter 2017, the Company also received approximately 1.21 million shares, which remained pursuant to a $300 million third quarter 2017 ASR program. The Company has $1.35 billion remaining under its May 2017 share repurchase authorization.

Fleet and Capacity
The Company ended 2017 with 706 aircraft in its fleet. This reflects the delivery of 39 new Boeing 737-800 aircraft, 13 new Boeing 737 MAX 8 aircraft, and 18 pre-owned Boeing 737-700 aircraft, as well as the retirement of 87 Boeing 737-300 Classic aircraft during the year. In December 2017, the Company revised its future firm order delivery schedule with Boeing to support future growth opportunities and fleet modernization, at favorable economics. The Company exercised 40 737 MAX 8 options for 15 firm orders in 2019 and 25 firm orders in 2020. The Company deferred 23 737 MAX 7 firm orders from 2019 through 2021 to 12 firm orders in 2023 and 11 firm orders in 2024. The Company also accelerated 23 737 MAX 8 firm orders from 2023 to 2024 to an additional 21 firm orders in 2021 and 2 firm orders in 2022. For 2018, the Company continues to expect to end the year with 750 aircraft in its fleet based on the current aircraft delivery schedule. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company increased its available seat miles by 3.6 percent in 2017, as compared with 2016. The Company expects its 2018 available seat mile year-over-year growth to be in the low five percent range, with first half 2018 year-over-year growth in the low three percent range and second half 2018 year-over-year growth in the low seven percent range. The second half 2018 year-over-year growth rate is significantly impacted by the 2017 retirement of Boeing 737-300 Classic aircraft and the approximately 5,000 flight cancellations due to natural disasters in third quarter 2017.

Conference Call
The Company will discuss its fourth quarter and annual 2017 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, ROIC, and free cash flow. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
2Operating margin is calculated as operating income divided by operating revenues.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
4Pending requisite approvals of governmental and regulatory agencies.
5Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.
6Year-over-year projections do not reflect the potential impact of fuel and oil expense, profitsharing expense, and special items in both years because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the Fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s network and growth plans, strategies, opportunities, and expectations; (ii) the Company's financial outlook, goals, expectations, strategies, and projected results of operations, including specific factors expected to impact the Company's results of operations; (iii) the Company's fleet plans and expectations, including with respect to its fleet modernization initiatives, and the Company’s related financial and operational expectations; (iv) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and capital expenditures; (v) the Company's plans and expectations with respect to its new reservation system and other initiatives, and the Company's related multi-faceted financial and operational expectations and opportunities; (vi) the Company’s operational goals and strategies; (vii) the Company’s expectations and goals with respect to returning value to Shareholders; (viii) the Company's expectations related to its management of risk associated with changing jet fuel prices; and (ix) the Company’s capacity plans and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), and other factors beyond the Company's control, on the Company's business decisions, plans, and strategies; (iii) the impact of governmental regulations and other governmental actions related to the Company's operations; (iv) the Company's dependence on third parties, in particular with respect to its fleet and technology plans and expectations; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vii) the Company’s ability to timely and effectively prioritize its initiatives and related expenditures; (viii) the impact of labor matters on the Company’s business decisions, plans, strategies, and costs; and (ix) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2017	2016	Percent Change	2017	2016	Percent Change
OPERATING REVENUES:
Passenger	$4,738	$4,623	2.5	$19,141	$18,594	2.9
Freight	45	42	7.1	173	171	1.2
Other	491	411	19.5	1,857	1,660	11.9
Total operating revenues	5,274	5,076	3.9	21,171	20,425	3.7

OPERATING EXPENSES:
Salaries, wages, and benefits	1,924	1,709	12.6	7,319	6,798	7.7
Fuel and oil	1,025	952	7.7	3,940	3,647	8.0
Maintenance materials and repairs	243	244	(0.4)	1,001	1,045	(4.2)
Aircraft rentals	40	55	(27.3)	198	229	(13.5)
Landing fees and other rentals	324	293	10.6	1,292	1,211	6.7
Depreciation and amortization	279	318	(12.3)	1,218	1,221	(0.2)
Other operating expenses	666	659	1.1	2,688	2,514	6.9
Total operating expenses	4,501	4,230	6.4	17,656	16,665	5.9

OPERATING INCOME	773	846	(8.6)	3,515	3,760	(6.5)

OTHER EXPENSES (INCOME):
Interest expense	30	30	—	114	122	(6.6)
Capitalized interest	(11)	(12)	(8.3)	(49)	(47)	4.3
Interest income	(11)	(7)	57.1	(35)	(24)	45.8
Other (gains) losses, net	28	26	7.7	234	162	44.4
Total other expenses (income)	36	37	(2.7)	264	213	23.9

INCOME BEFORE INCOME TAXES	737	809	(8.9)	3,251	3,547	(8.3)
PROVISION FOR INCOME TAXES	(1,151)	287	n.m.	(237)	1,303	n.m.
NET INCOME	$1,888	$522	261.7	$3,488	$2,244	55.4

NET INCOME PER SHARE:
Basic	$3.19	$0.85	275.3	$5.80	$3.58	62.0
Diluted	$3.18	$0.84	278.6	$5.79	$3.55	63.1

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	592	617	(4.1)	601	627	(4.1)
Diluted	594	621	(4.3)	603	633	(4.7)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2017	2016	Percent Change	2017	2016	Percent Change
Fuel and oil expense, unhedged	$955	$783		$3,524	$2,827
Add: Fuel hedge (gains) losses included in Fuel and oil expense, net	70	169		416	820
Fuel and oil expense, as reported	$1,025	$952		$3,940	$3,647
Add: Net impact from fuel contracts (a)	27	82		156	202
Fuel and oil expense, excluding special items (economic)	$1,052	$1,034	1.7	$4,096	$3,849	6.4

Total operating expenses, as reported	$4,501	$4,230		$17,656	$16,665
Deduct: Contract ratification bonuses	—	—		—	(356)
Add: Net impact from fuel contracts (a)	27	82		156	202
Deduct: Asset impairment	—	—		—	(21)
Deduct: Lease termination expense	—	(4)		(33)	(22)
Deduct: Aircraft grounding charge	—	—		(63)	—
Total operating expenses, excluding special items	$4,528	$4,308	5.1	$17,716	$16,468	7.6
Deduct: Fuel and oil expense, excluding special items (economic)	(1,052)	(1,034)		(4,096)	(3,849)
Operating expenses, excluding Fuel and oil expense and special items	$3,476	$3,274	6.2	$13,620	$12,619	7.9
Deduct: Profitsharing expense	(115)	(123)		(543)	(586)
Operating expenses, excluding profitsharing, Fuel and oil expense, and special items	$3,361	$3,151	6.7	$13,077	$12,033	8.7

Operating income, as reported	$773	$846		$3,515	$3,760
Add: Contract ratification bonuses	—	—		—	356
Deduct: Net impact from fuel contracts (a)	(27)	(82)		(156)	(202)
Add: Asset impairment	—	—		—	21
Add: Lease termination expense	—	4		33	22
Add: Aircraft grounding charge	—	—		63	—
Operating income, excluding special items	$746	$768	(2.9)	$3,455	$3,957	(12.7)

Other (gains) losses, net, as reported	$28	$26		$234	$162
Add (Deduct): Net impact from fuel contracts (a)	3	17		(106)	(3)
Other (gains) losses, net, excluding special items	$31	$43	(27.9)	$128	$159	(19.5)

Provision for income taxes, as reported	$(1,151)	$287		$(237)	$1,303
Add (Deduct): Net income tax impact of fuel and special items, excluding Tax reform impact (b)	(11)	(36)		17	74
Add: Tax reform impact (c)	1,410	—		1,410	—
Provision for income taxes, net, excluding special items	$248	$251	(1.2)	$1,190	$1,377	(13.6)

Reconciliation of Reported Amounts to Non-GAAP (Continued)

	Three months ended			Year ended
	December 31,			December 31,
	2017	2016	Percent Change	2017	2016	Percent Change
Net income, as reported	$1,888	$522		$3,488	$2,244
Add: Contract ratification bonuses	—	—		—	356
Deduct: Net impact from fuel contracts (a)	(30)	(99)		(50)	(199)
Add: Asset impairment	—	—		—	21
Add: Lease termination expense	—	4		33	22
Add: Aircraft grounding charge	—	—		63	—
Add (Deduct): Net income tax impact of fuel and special items, excluding Tax reform impact (b)	11	36		(17)	(74)
Deduct: Tax reform impact (c)	(1,410)	—		(1,410)	—
Net income, excluding special items	$459	$463	(0.9)	$2,107	$2,370	(11.1)

Net income per share, diluted, as reported	$3.18	$0.84		$5.79	$3.55
Deduct: Impact from fuel contracts	(0.05)	(0.16)		(0.08)	(0.31)
Add: Impact of special items	—	0.01		0.16	0.63
Add (Deduct): Net income tax impact of fuel and special items, excluding Tax reform impact (b)	0.01	0.06		(0.03)	(0.12)
Deduct: Tax reform impact (c)	(2.37)	—		(2.34)	—
Net income per share, diluted, excluding special items	$0.77	$0.75	2.7	$3.50	$3.75	(6.7)

(a) See Reconciliation of Impact from Fuel Contracts.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(c) Adjustment related to the Tax Cuts and Jobs Act legislation enacted in December 2017, which resulted in a re-measurement of the Company's deferred tax assets and liabilities at the new corporate tax rate.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(8)	$(2)	$6	$5
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	35	84	150	197
Impact from fuel contracts to Fuel and oil expense	$27	$82	$156	$202

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$8	$2	$(6)	$(5)
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	(35)	(84)	(150)	(197)
Impact from fuel contracts to Operating Income	$(27)	$(82)	$(156)	$(202)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(3)	$8	$(69)	$(9)
Ineffectiveness from fuel hedges settling in future periods	(2)	7	(31)	11
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	8	2	(6)	(5)
Impact from fuel contracts to Other (gains) losses, net	$3	$17	$(106)	$(3)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$3	$(8)	$69	$9
Ineffectiveness from fuel hedges settling in future periods	2	(7)	31	(11)
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(35)	(84)	(150)	(197)
Impact from fuel contracts to Net Income (b)	$(30)	$(99)	$(50)	$(199)

(a) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(b) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2017	2016	Change	2017	2016	Change
Revenue passengers carried	33,695,001	32,006,767	5.3%	130,256,190	124,719,765	4.4%
Enplaned passengers	40,428,884	38,779,938	4.3%	157,677,218	151,740,357	3.9%
Revenue passenger miles (RPMs) (000s) (a)	32,189,839	31,366,176	2.6%	129,041,420	124,797,986	3.4%
Available seat miles (ASMs) (000s) (b)	37,886,814	37,147,109	2.0%	153,811,072	148,522,051	3.6%
Load factor (c)	85.0%	84.4%	0.6 pts.	83.9%	84.0%	(0.1) pts.
Average length of passenger haul (miles)	955	980	(2.6)%	991	1,001	(1.0)%
Average aircraft stage length (miles)	737	751	(1.9)%	754	760	(0.8)%
Trips flown	337,190	329,740	2.3%	1,347,893	1,311,149	2.8%
Seats flown (d)	50,620,730	48,903,378	3.5%	200,878,967	193,167,695	4.0%
Seats per trip (e)	150.13	148.31	1.2%	149.03	147.33	1.2%
Average passenger fare	$140.60	$144.43	(2.7)%	$146.95	$149.09	(1.4)%
Passenger revenue yield per RPM (cents) (f)	14.72	14.74	(0.1)%	14.83	14.90	(0.5)%
RASM (cents) (g)	13.92	13.66	1.9%	13.76	13.75	0.1%
PRASM (cents) (h)	12.50	12.44	0.5%	12.44	12.52	(0.6)%
CASM (cents) (i)	11.88	11.39	4.3%	11.48	11.22	2.3%
CASM, excluding Fuel and oil expense (cents)	9.17	8.82	4.0%	8.92	8.76	1.8%
CASM, excluding special items (cents)	11.95	11.60	3.0%	11.52	11.09	3.9%
CASM, excluding Fuel and oil expense and special items (cents)	9.17	8.81	4.1%	8.85	8.49	4.2%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.87	8.48	4.6%	8.50	8.10	4.9%
Fuel costs per gallon, including fuel tax (unhedged)	$1.90	$1.57	21.0%	$1.72	$1.41	22.0%
Fuel costs per gallon, including fuel tax	$2.04	$1.90	7.4%	$1.92	$1.82	5.5%
Fuel costs per gallon, including fuel tax (economic)	$2.09	$2.07	1.0%	$2.00	$1.92	4.2%
Fuel consumed, in gallons (millions)	501	498	0.6%	2,045	1,996	2.5%
Active fulltime equivalent Employees	56,110	53,536	4.8%	56,110	53,536	4.8%
Aircraft at end of period	706	723	(2.4)%	706	723	(2.4)%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	December 31, 2017	December 31, 2016
Operating income, as reported	$3,515	$3,760
Contract ratification bonuses	—	356
Net impact from fuel contracts	(156)	(202)
Asset impairment	—	21
Lease termination expense	33	22
Aircraft grounding charge	63	—
Operating income, non-GAAP	$3,455	$3,957
Net adjustment for aircraft leases (a)	109	111
Adjustment for fuel hedge accounting (b)	(135)	(152)
Adjusted Operating income, non-GAAP (A)	$3,429	$3,916

Debt, including capital leases (c)	$3,259	$3,304
Equity (c)	8,881	7,833
Net present value of aircraft operating leases (c)	785	1,015
Average invested capital	$12,925	$12,152
Equity adjustment for hedge accounting (b)	296	886
Adjusted average invested capital (B)	$13,221	$13,038

Non-GAAP ROIC, pre-tax (A/B)	25.9%	30.0%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) The Adjustment for fuel hedge accounting in the numerator is due to the Company’s accounting policy decision to classify fuel hedge accounting premiums below the Operating income line, and thus is adjusting Operating income to reflect such policy decision. The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses are reflected in the Net impact from fuel contracts in the numerator.
(c) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,495	$1,680
Short-term investments	1,778	1,625
Accounts and other receivables	662	546
Inventories of parts and supplies, at cost	420	337
Prepaid expenses and other current assets	460	310
Total current assets	4,815	4,498
Property and equipment, at cost:
Flight equipment	21,368	20,275
Ground property and equipment	4,399	3,779
Deposits on flight equipment purchase contracts	919	1,190
Assets constructed for others	1,543	1,220
	28,229	26,464
Less allowance for depreciation and amortization	9,690	9,420
	18,539	17,044
Goodwill	970	970
Other assets	786	774
	$25,110	$23,286
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,320	$1,178
Accrued liabilities	1,777	1,985
Air traffic liability	3,460	3,115
Current maturities of long-term debt	348	566
Total current liabilities	6,905	6,844

Long-term debt less current maturities	3,320	2,821
Deferred income taxes	2,358	3,374
Construction obligation	1,390	1,078
Other noncurrent liabilities	707	728
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,451	1,410
Retained earnings	14,621	11,418
Accumulated other comprehensive income (loss)	12	(323)
Treasury stock, at cost	(6,462)	(4,872)
Total stockholders' equity	10,430	8,441
	$25,110	$23,286

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,888	$522	$3,488	$2,244
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	279	318	1,218	1,221
Loss on asset impairment	—	—	—	21
Aircraft grounding charge	—	—	63	—
Unrealized/realized (gain) loss on fuel derivative instruments	(30)	(100)	(50)	(200)
Deferred income taxes	(1,425)	60	(1,212)	455
Changes in certain assets and liabilities:
Accounts and other receivables	(79)	306	(102)	(50)
Other assets	1	(58)	(262)	(119)
Accounts payable and accrued liabilities	402	(45)	246	226
Air traffic liability	(472)	(561)	345	125
Cash collateral received from derivative counterparties	29	305	316	535
Other, net	(31)	(38)	(121)	(165)
Net cash provided by operating activities	562	709	3,929	4,293

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(520)	(674)	(2,123)	(2,038)
Assets constructed for others	(13)	(40)	(126)	(109)
Purchases of short-term investments	(727)	(718)	(2,380)	(2,388)
Proceeds from sales of short-term and other investments	526	592	2,221	2,263
Net cash used in investing activities	(734)	(840)	(2,408)	(2,272)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	600	515	600	515
Proceeds from Employee stock plans	8	6	29	29
Reimbursement for assets constructed for others	13	40	126	107
Payments of long-term debt and capital lease obligations	(58)	(352)	(592)	(523)
Payments of convertible debt	—	(68)	—	(68)
Payments of cash dividends	—	—	(274)	(222)
Repayment of construction obligation	(4)	(2)	(10)	(9)
Repurchase of common stock	(350)	(300)	(1,600)	(1,750)
Other, net	(2)	6	15	(3)
Net cash provided by (used in) financing activities	207	(155)	(1,706)	(1,924)

NET CHANGE IN CASH AND CASH EQUIVALENTS	35	(286)	(185)	97

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,460	1,966	1,680	1,583

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,495	$1,680	$1,495	$1,680

Southwest Airlines Co.
Fuel Derivative Contracts
As of January 19, 2018

	Estimated fuel hedging premium expense per gallon (b)	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (c)(e)	Estimated fuel hedging premium expense per gallon (b)	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (d)(e)
Average Brent Crude Oil price per barrel	1Q 2018		Full Year 2018
$55	$0.07	$1.85 - $1.90	$0.06	$1.75 - $1.80
$65	$0.07	$2.05 - $2.10	$0.06	$2.00 - $2.05
Current Market (a)	$0.07	$2.10 - $2.15	$0.06	$2.10 - $2.15
$75	$0.07	$2.25 - $2.30	$0.06	$2.30 - $2.35
$80	$0.07	$2.30 - $2.35	$0.06	$2.35 - $2.40
$85	$0.07	$2.35 - $2.40	$0.06	$2.45 - $2.50

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2018	78%
2019	63%
2020	31%
Beyond 2020	11%

(a) Brent crude oil average market prices as of January 19, 2018, were approximately $68 and $67 per barrel for first quarter 2018 and full year 2018, respectively.

(b) In accordance with the Company's planned early adoption of Accounting Standards Update No. 2017-12, Targeting Improvements to Accounting for Hedging Activities, the Company will begin reporting premium expense within Fuel and oil expense as of January 1, 2018.

(c) Based on the Company's existing fuel derivative contracts and market prices as of January 19, 2018, first quarter 2018 economic fuel costs are estimated to be in the $2.10 to $2.15 per gallon range, including fuel hedging premium expense of approximately $34 million, or $0.07 per gallon. First quarter 2018's expected economic fuel cost range of $2.10 to $2.15 per gallon compares with first quarter 2017's economic fuel cost of $1.96 per gallon, as reported, but including fuel hedging premium expense of $34 million, or $.07 per gallon, will be recast as $2.03 per gallon.

(d) Based on the Company's existing fuel derivative contracts and market prices as of January 19, 2018, annual 2018 economic fuel costs are estimated to be in the $2.10 to $2.15 per gallon range, including fuel hedging premium expense of approximately $135 million, or $.06 per gallon. 2018's annual expected economic fuel cost range of $2.10 to $2.15 per gallon compares with 2017's annual economic fuel costs of $2.00 per gallon, as reported herein, but including fuel hedging premium expense of $135 million, or $.06 per gallon, will be recast as $2.06 per gallon.

(e) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of January 19, 2018. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Southwest Airlines Co.
737 Delivery Schedule
As of December 31, 2017

	The Boeing Company
	-800 Firm Orders	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional -700s		Total
2018	26	—	14		—	4		44
2019	—	7	15		—	—		22
2020	—	—	25		—	—		25
2021	—	—	34		—	—		34
2022	—	—	17		14	—		31
2023	—	12	22		23	—		57
2024	—	11	30		23	—		64
2025	—	—	40		36	—		76
2026	—	—	—		36	—		36
2027	—	—	—		23	—		23
	26	30	197	(a)	155	4	(b)	412
(a) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 firm orders beginning in 2019.
(b) To be acquired in leases from various third parties.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that reflect the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP, excluding Fuel and Oil expense; Operating expenses, non-GAAP, excluding Fuel and Oil expense and profitsharing; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an “economic” basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
In addition, the Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
Contract ratification bonuses recorded for certain workgroups. As the bonuses would only be paid at ratification of the associated tentative agreement and would not represent an ongoing expense to the Company, management believes its results for the associated periods are more usefully compared if the impacts of ratification bonus amounts are excluded from results. Generally, union contract agreements cover a specified three- to five- year period, although such contracts officially never expire, and the agreed upon terms remain in place until a revised agreement is reached, which can be several years following the amendable date;

2.
A noncash impairment charge related to leased slots at Newark Liberty International Airport as a result of the Federal Aviation Administration announcement in April 2016 that this airport was being changed to a Level 2 schedule-facilitated airport from its previous designation as Level 3 (a "slot" is the right of an air carrier, pursuant to regulations of the Federal Aviation Administration, to operate a takeoff or landing at a specific time at certain airports);

3.
Lease termination costs recorded as a result of the Company acquiring 13 of its Boeing 737-300 aircraft off operating leases as part of the Company’s strategic effort to remove its Classic aircraft from operations on or before September 29, 2017, in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third-party lessors. The Company recorded the fair value of the aircraft acquired off operating leases, as well as any associated remaining obligations to the balance sheet as debt;

4.
An Aircraft grounding charge recorded in third quarter 2017, as a result of the Company grounding its remaining Boeing 737-300 aircraft on September 29, 2017. The loss was a result of the remaining net lease payments due and certain lease return requirements that may have to be performed on these leased aircraft prior to their return to the lessors as of the cease-use date. The Company had not budgeted for the lease return requirements, as they are subject to negotiation with third party lessors; and

5.
An adjustment to Provision for income taxes related to the Tax Cuts and Jobs Act legislation enacted in December 2017, which resulted in a re-measurement of the Company's deferred tax assets and liabilities at the new corporate tax rate of 21 percent. This adjustment is a non-cash item and is being treated as a special item.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Provision for income taxes, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2017, the Company generated $1.8 billion in free cash flow, calculated as operating cash flows of $3.9 billion less capital expenditures of $2.1 billion less assets constructed for others of $126 million plus reimbursements for assets constructed for others of $126 million.
The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP - the comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to those provided by other companies.

SW-QFS